UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2006

APHTON CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-19122	95-3640931
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

8 Penn Center, 1628 JFK Boulevard, Philadelphia, PA	19103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 218-4340

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On August 4, 2006, Aphton Corporation (the “Company”), pursuant to an Asset Purchase Agreement of the same date, sold to Receptor Biologix, Inc. (“Receptor”) in a sale authorized by the United States Bankruptcy Court for the District of Delaware, the patents, trademarks, other intellectual property, prototypes and physical materials, contractual rights and equipment related to all of the Company’s products in research or under development that are directed toward or relate to the target hormone gastrin (including but not limited to Insegia). Under the Asset Purchase Agreement, the Company also assigned its liposomal vaccine family of patents (the “Liposomal Patents”) to Receptor and granted Receptor a perpetual royalty-free exclusive license to the Liposomal Patents for use in the development of a vehicle for delivery of certain products purchased by Receptor pursuant to the Asset Purchase Agreement. The assignment and grant of the license with respect to the Liposomal Patents is subject to the termination provisions contained in the Collaboration and License Agreement dated July 1, 2001 between the Company and Yissum Research and Development Company of Hebrew University of Jerusalem, Israel.

The purchase price under the Asset Purchase Agreement was $750,000, which amount was reduced to the extent of certain assumed liabilities.

Receptor is a privately held biopharmaceutical company based in San Francisco, California, focused on development of cancer drugs. Prior to entering into the Asset Purchase Agreement, the Company and its affiliates had no material relationship with Receptor.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed herewith:

10.1	Asset Purchase Agreement, dated August 4, 2006, by and between Aphton Corporation and Receptor Biologix, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APHTON CORPORATION

Dated: August 10, 2006	By:	/s/ James F. Smith
James F. Smith
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Asset Purchase Agreement, dated August 4, 2006, by and between Aphton Corporation and Receptor Biologix, Inc.